Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2015 THIRD QUARTER

Revises Cost Estimate for El Dorado Facility Expansion to $831 Million to $855 Million; $564 Million Invested as of September 30, 2015

Announces Strategic Investment of $260 Million to Complete El Dorado Expansion

El Dorado Ammonia Plant Remains on Track to be in Production Early in Second Quarter of 2016

Provides Chemical Business Product Volume Guidance for 2015 Fourth Quarter

OKLAHOMA CITY, Oklahoma…November 6, 2015… LSB Industries, Inc. (“LSB”) (NYSE: LXU) today announced results for the third quarter ended September 30, 2015.

Financial Highlights of Third Quarter 2015 Compared to Third Quarter 2014 (See Pages 14-15 for Non-GAAP Reconciliations)

•	Net sales decreased 7.8% to $157.7 million compared to $171.0 million.

•	Adjusted operating loss was $13.0 million compared to operating loss of $1.2 million.

•	Adjusted EBITDA was a loss of $1.6 million compared to gain of $8.1 million. Adjusted net loss applicable to common shareholders was $8.3 million, or $0.36 per diluted share, compared to net loss applicable to common shareholders of $3.8 million, or $0.17 per diluted share.

“Our ongoing engineering and construction review and analysis of our El Dorado Facility Expansion recently determined that the expected cost to complete the project is higher than we previously estimated when we reported second quarter 2015 results in August,” stated Daniel Greenwell, LSB’s Interim CEO. “The primary reason for the further cost escalation relates to mechanical and piping labor cost increases versus earlier estimates. Despite the increased cost estimate to complete our expansion project, the new nitric acid plant should be in production next week, and the ammonia plant remains on track to be in production early in the second quarter of 2016, which we expect to dramatically increase the profitability of the facility. Additionally, we are pleased to report that we have signed a three-year offtake agreement with Koch Fertilizer for all of the excess ammonia the new El Dorado ammonia plant is expected to produce, above that consumed by that plant for upgrade into other products. We’ve worked hard to secure the financing that should allow us to complete the project with little impact to our timeline, and expect that even with the increased costs, the new ammonia and nitric acid facilities will provide a solid return and significant incremental cash flow.”

Mr. Greenwell continued, “Turning to our third quarter financial performance, as we previously announced, the results for our Chemical Business were negatively impacted by an unplanned outage at our Pryor Facility. Sales levels at our El Dorado Facility relative to the 2014 third quarter continued to reflect the April 2015 expiration of our contract with Orica for low density ammonium nitrate while operating losses at the facility were the result of lower fixed cost absorption on the reduced volume and the ongoing cost disadvantage resulting from the use of purchased ammonia. While the issues at both Pryor and El Dorado have constrained our financial performance for several quarters, we now expect increased reliability and more consistent production levels at Pryor in the quarters to come. Pryor may continue to have periodic outages through the end of 2016 as we continue the plant modernization and critical maintenance activities, but with the upgrades completed since 2013, and the remaining improvements we have planned, we expect this facility to operate more consistently and profitably. This is evidenced by the fact that Pryor ran at full operational rates for the month of October. We are also pleased that our Cherokee Facility is running at improved rates, with a 100% on-stream rate in the third quarter and over 95% in the last three quarters.”

“Our Climate Control Business posted modest sales growth in the third quarter as a result of continued strong demand for our hydronic fan coils, large custom air handlers and engineering and construction services offset by a decline in sales of heat pumps for residential applications as the impact that sustained low natural gas prices has been having on demand for our residential geothermal HVAC systems. We continue to implement our operational excellence initiatives in this business, including managerial enhancements, new product development and cost reductions aimed at driving increased sales and profitability.”

Mr. Greenwell concluded, “During the third quarter, I assumed the role of LSB’s Interim CEO while fellow Board member, Richard Sanders, was appointed Interim Executive Vice President of Chemical Manufacturing. I believe LSB is in the midst of an important and pivotal transition period, during which we are diligently positioning the Company for significantly enhanced long-term growth. Working with the existing leadership team, both Richard and I are committed to advancing the strategic growth initiatives that the Company has had underway, while instilling a performance oriented, accountable culture throughout the organization, and pursuing the previously disclosed strategic alternatives for both of our businesses. During the third quarter, our primary focus was to accurately revise the capital expenditure projections for the El Dorado project, increase the reliability and production consistency of our facilities, and secure the financing necessary to complete our El Dorado Expansion. We believe these three objectives have been met. Over the longer-term, our goal is to deliver significantly improved value to our shareholders, while providing excellent service to our customers, and a safe, motivating environment for our employees.”

Chemical Business Third Quarter 2015 Compared to Third Quarter 2014:

	Three Months Ended September 30,
	2015	2014	Change
	(In millions)
Net sales	$80.6	$94.8	$(14.2)
Operating loss	$(55.0)	$(5.6)	$(49.4)
Segment EBITDA	$(5.5)	$2.2	$(7.7)

Comparison of 2015 period to 2014 period:

•	Net sales decreased as a 25-day turnaround followed by an unplanned outage at the Pryor Facility, coupled with lower selling prices, reduced sales of agricultural products. These factors were partially offset by higher on-stream rates at the Cherokee Facility, which underwent a bi-annual turnaround in the third quarter of 2014 without a turnaround in 2015. Sales of mining products declined due to the expiration of our take-or-pay contract with Orica in April 2015, and overall softening in the coal markets. A decrease in sales of industrial products was the result of lower ammonia prices passed through to contractual customers, partially offset by higher volumes.

•	Operating loss and EBITDA were negatively impacted by the lower on-stream production rates at the Pryor Facility, which translated into lost sales and reduced absorption of fixed overhead costs. The El Dorado Facility also experienced lower fixed cost absorption as a result of the decreased production and sales of low density ammonium nitrate attributable to the aforementioned Orica contract. Also included in operating loss was an impairment expense of $39.7 million to write down the carrying value of our working interest in natural gas properties. Excluding this item, adjusted operating loss was $15.3 million.

•	The El Dorado Facility produces agricultural grade AN, nitric acid and industrial grade AN from purchased ammonia, which is currently at a cost disadvantage compared to products produced from natural gas. This cost disadvantage, along with the impact from the loss of Orica and certain additional expenses related to the El Dorado Expansion projects, resulted in an operating loss for the facility during the 2015 period of approximately $15.0 million compared to an operating loss of approximately $6.6 million in third quarter 2014.

	Three Months Ended September 30,
	2015		2014
	(Dollars in millions)
Sales by Market Sector	Sales	Sector Mix	Sales	Sector Mix	% Change
Agricultural	$29.2	36%	$34.1	36%	(14)%
Industrial, mining and other	51.4	64%	60.7	64%	(15)%

	$80.6		$94.8		(15)%

The following tables provide key operating metrics for the Agricultural products of our Chemical Business.

	Three Months Ended September 30,
Product (tons sold)	2015	2014	% Change
Urea ammonium nitrate (UAN)	63,355	44,949	41%
Ammonium nitrate (AN)	16,165	24,411	(34)%
Ammonia	15,976	24,699	(35)%
Other	3,514	4,522	(22)%

	99,010	98,581	—%

Average Selling Prices (price per ton)
UAN	$206	$233	(12)%
AN	$323	$360	(10)%
Ammonia	$465	$480	(3)%

With respect to sales of Industrial, Mining and Other Chemical Products, the following table indicates the volumes sold of our major products.

	Three Months Ended September 30,
Product (tons sold)	2015	2014		% Change
Nitric acid	144,290	139,801		3%
LDAN/HDAN	11,746	12,735	(A)	(8)%
AN solution	28,771	23,790		21%
Ammonia	11,272	11,360		(1)%

(A)	Under the Orica contract that expired in April 2015, Orica paid for 60,000 tons of ammonium nitrate in Q3 2014, but actual tons sold to Orica for the quarter were 11,022.

Input Costs
Average purchased ammonia cost/ton	$445	$513	(13)%
Average natural gas cost/MMbtu	$3.19	$4.13	(23)%

Climate Control Business Third Quarter 2015 Compared to Third Quarter 2014:

	Three Months Ended September 30,
	2015	2014	Change
	(In millions)
Net sales	$75.1	$73.5	$1.6
Operating income	$7.2	$8.4	$(1.2)
Segment EBITDA	$8.4	$9.7	$(1.3)

Comparison of 2015 period to 2014 period:

•	Net sales increased largely due to higher sales of hydronic fan coils resulting from stronger incoming orders in the first quarter, an increase in average unit price and favorable product mix. Sales of other HVAC products also rose, with higher sales of custom air handlers reflecting increased order levels in 2014, and higher engineering and construction services resulting from a project award received earlier in the year that is expected to be completed in the fourth quarter of 2015, partially offset by a decline in sales of modular chillers due to the push out of customer requested delivery dates. Heat pump sales were lower, predominantly for residential markets and, to a lesser extent, commercial/institutional markets reflecting the loss of the water source heat pump contract with Carrier. Excluding Carrier sales, water source heat pump sales for the commercial/institutional markets increased 3%.

•	Operating income and EBITDA were lower compared to the prior year period as a result of unfavorable product mix towards commercial/institutional products, which carry lower margins than residential products coupled with higher variable selling expenses primarily relating to warranty and freight costs.

•	New orders for Climate Control products were $65.1 million in the third quarter of 2015, down 12% compared to the third quarter of 2014, and down 7% from the second quarter of 2015. New orders from the commercial end-markets were down 10% from the third quarter of 2014, while residential product new orders declined 23%. Backlog of $71.2 million as of September 30, 2015 declined approximately 3% from third quarter 2014 levels and was 5% lower than backlog at June 30, 2015. As of October 31, 2015, backlog was $71.8 million.

	Three Months Ended September 30,
	2015		2014
	(Dollars in millions)
Sales by Market Sector	Sales	Sector Mix	Sales	Sector Mix	% Change
Commercial/Institutional	$66.4	88%	$61.5	84%	8%
Residential	8.7	12%	12.0	16%	(28)%

	$75.1		$73.5		2%

Sales by Product Category	Sales	Product Mix	Sales	Product Mix	% Change
Heat pumps	$42.0	56%	$46.5	63%	(10)%
Fan coils	19.0	25%	16.5	23%	15%
Other HVAC	14.1	19%	10.5	14%	34%

	$75.1		$73.5		2%

Financial Position and Capital Additions

As of September 30, 2015, total cash and investments were $39.0 million, including short-term investments.

Total long-term debt was $496.4 million at September 30, 2015 compared to $457.3 million at December 31, 2014 and the borrowings on our $100 million Working Capital Revolver Loan were $13.3 million (borrowing availability, which is tied in to eligible accounts receivable and inventories, was $57.6 million at September 30, 2015). Interest expense, net of capitalized interest, for the third quarter of 2015 was $0.9 million compared to $5.1 million for the same period in 2014.

Capital additions were $139.7 million in the third quarter of 2015, including $128.6 million relating to the expansion projects at the El Dorado Facility. Planned capital additions, in the aggregate, are estimated to range from $280 million to $310 million, including $267 million to $291 million remaining for the El Dorado Expansion projects. An estimated $70 million to $75 million of the capital additions needed to complete the El Dorado Expansion projects will occur in 2016.

Fourth Quarter 2015 Chemical Business Sales Volume Outlook

The Company’s outlook for sales volume for the fourth quarter of 2015 in its Chemical Business is as follows:

Products	Sales (tons)
Agriculture:
UAN	100,000 – 110,000
HDAN	25,000 – 30,000
Ammonia	25,000 – 30,000

Industrial, Mining and Other:
Nitric acid	130,000 – 140,000
LDAN/HDAN	15,000 – 20,000
AN solution	20,000 – 25,000
Ammonia	5,000 – 10,000

El Dorado Facility Expansion Update

Over the course of September and October, management in conjunction with the owner’s representative, the engineering, procurement and construction contractor and other consultants determined that the total cost to complete the El Dorado Expansion projects will exceed what we previously projected, due, in part, to mechanical and piping labor cost increases compared to earlier estimates. We have now determined that the total cost to complete the El Dorado Expansion projects is estimated to be in the range of $831 million to $855 million ($564 million spent as of September 30, 2015 and $197 million to $216 million to be spent in the fourth quarter of 2015 and between $70 million to $75 million to be spent in 2016).

It is expected that the new ammonia plant will be mechanically complete by early February 2016 and should begin production early in the second quarter of 2016. As it relates to the new nitric acid plant and concentrator, the concentrator went into production in June 2015 and the nitric acid plant is expected to be in production beginning the week of November 9th.

New Financing to Complete El Dorado Project

On November 6, 2015, the Company executed a commitment for financing for the purpose of completing its El Dorado Expansion project. The commitment is from Security Benefit Corporation and one or more of its affiliates (“Investor”) and provides for $260 million of capital in the form of debt and equity. The details are as follows:

•	$50 million in Senior Secured Notes issued at par with a 12% annual interest rate, subject to certain adjustments, maturity of August 2019, callable by the Company beginning August 2016 at 106%, August 2017 at 103% after August 2018 at par.

•

$210 million in cumulative redeemable nonconvertible perpetual non-voting preferred stock (“Preferred Stock”) with a 14% annual dividend rate and an economic participation right equal to 2% of the outstanding common stock before the transaction; Company will be entitled to redeem the Preferred Stock at any time without premium or penalty at the liquidation preference plus accrued and unpaid dividends plus the value of the participating right. The Investor will have the option to redeem the Preferred Stock beginning one day after the maturity date of the Company’s existing Senior Secured Notes.

•	Warrants to purchase 17.99% of the Company with an exercise price of $0.01 per warrant and a ten year term.

•	Voting rights equal to 19.99% of the outstanding common stock before the transaction.

•	The right to appoint three nominees to the Company’s Board as replacements for three existing independent directors effective at the closing of the Preferred Stock.

•	The Company will pay a commitment fee of 2% on the full amount of the committed financing and a funding fee of 2% upon issuance of each of the Senior Secured Notes and the Preferred Stock.

•	The Company will pay a fee of 3% of the Preferred Stock commitment in the event that the Preferred Stock and Warrants are not issued as a result of the Company obtaining financing from a different entity or if the Preferred Stock and Warrants are not issued as a result of the Company’s failure to satisfy conditions precedent that are solely within its control.

Timing and Conditions of Financing

•	We expect to close the Senior Secured Notes over the next few days. We expect to close the rest of the financing prior to December 31st, subject to definitive agreements and Hart-Scott-Rodino Act approval, if required.

Conference Call

LSB’s management will host a conference call covering the third quarter results on Friday, November 6, 2015 at 10:00 am ET/9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be Interim CEO, Dan Greenwell and Executive Vice President and CFO, Mark Behrman. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes before the conference call to download and install any necessary audio software. The conference call webcast will be archived on the Company’s website. LSB suggests that listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining and industrial markets; and, the manufacture and sale of commercial and residential climate control products, such as water source and geothermal heat pumps, hydronic fan coils, modular geothermal and other chillers and large custom air handlers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and include but not limited to, our expectation that the closing of the sale of the Senior Secured Notes, Preferred Stock and Warrants will occur; belief that the following objectives have been met: accurately revise the capital expenditure projections for the El Dorado project, increase in the reliability and production consistency of our facilities, and securing the financing necessary to complete our El Dorado

Expansion; outlook for commercial and residential construction; planned capital additions for balance of 2015; cost of El Dorado facility expansion and timing of completion and; funding of capital expenditures and cash needs.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions; weather conditions; lack of growth in the commercial and residential construction industry; acceptance by the market of our geothermal heat pump products; acceptance of our technology; increased competitive pressures, domestically and foreign; price increases for raw materials; loss of significant customer; changes to federal legislation or adverse regulations; available working capital; ability to install necessary equipment and renovations at the El Dorado Facility and the Pryor Facility in a timely manner; receipt in a timely manner of production equipment; problems with production equipment; and other factors set forth under “Risk Factors” and “A Special Note Regarding Forward-Looking Statements” in the Form 10-K for year ended December 31, 2014 and if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, which contain a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this release. The closings of the sale of Senior Secured Notes, Preferred Stock and Warrants are subject to satisfaction of certain conditions, including conditions that may be out of LSB’s control.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: Fred Buonocore (212) 836-9607 Linda Latman (212) 836-9609 The Equity Group Inc.

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months and Nine Months Ended September 30,

	Three Months		Nine Months
	2015	2014	2015	2014
	(In Thousands, Except Per Share Amounts)

Net sales	$157,685	$171,046	$534,202	$551,233
Cost of sales	144,406	146,660	443,682	429,256

Gross profit	13,279	24,386	90,520	121,977

Selling, general and administrative expense	29,382	25,208	89,598	77,364
Provision for (recovery of) losses on accounts receivable	(161)	70	352	(86)
Impairment of natural gas properties	39,670	—	39,670	—
Property insurance recoveries in excess of losses incurred	—	—	—	(5,147)
Other expense (income), net	(725)	305	(996)	1,418

Operating income (loss)	(54,887)	(1,197)	(38,104)	48,428

Interest expense, net	877	5,079	6,505	17,458
Non-operating other income, net	(23)	(89)	(107)	(242)

Income (loss) from continuing operations before provision (benefit) for income taxes and equity in earnings of affiliate	(55,741)	(6,187)	(44,502)	31,212
Provision (benefit) for income taxes	(21,982)	(2,415)	(17,842)	12,286
Equity in earnings of affiliate	—	—	—	(79)

Income (loss) from continuing operations	(33,759)	(3,772)	(26,660)	19,005

Net loss from discontinued operations	4	5	37	28

Net income (loss)	(33,763)	(3,777)	(26,697)	18,977

Dividends on preferred stocks	—	—	300	300

Net income (loss) applicable to common stock	$(33,763)	$(3,777)	$(26,997)	$18,677

Weighted-average common shares:
Basic	22,799	22,596	22,741	22,558

Diluted	22,799	22,596	22,741	23,662

Income (loss) per common share:
Basic	$(1.48)	$(0.17)	$(1.19)	$0.83

Diluted	$(1.48)	$(0.17)	$(1.19)	$0.80

LSB Industries, Inc.

Financial Highlights

Three Months and Nine Months Ended September 30,

	Three Months		Nine Months
	2015	2014	2015	2014
	(In Thousands)

Net sales:
Chemical	$80,623	$94,767	$320,205	$345,744
Climate Control	75,050	73,485	207,090	196,585
Other	2,012	2,794	6,907	8,904

	$157,685	$171,046	$534,202	$551,233

Gross profit (loss): (1)
Chemical (2)	$(10,456)	$(521)	$25,001	$57,161
Climate Control	22,978	23,862	63,021	61,628
Other	757	1,045	2,498	3,188

	$13,279	$24,386	$90,520	$121,977

Operating income (loss): (1)
Chemical (2)(3)	$(55,046)	$(5,587)	$(31,546)	$46,815
Climate Control	7,163	8,452	15,479	17,396
Other	169	397	745	1,298
General corporate expenses (4)	(7,173)	(4,459)	(22,782)	(17,081)

	(54,887)	(1,197)	(38,104)	48,428
Interest expense, net (5)	877	5,079	6,505	17,458
Non-operating income, net:
Chemical	(16)	(73)	(77)	(213)
Climate Control	—	—	(4)	—
Corporate and other business operations	(7)	(16)	(26)	(29)
Provision (benefit) for income taxes	(21,982)	(2,415)	(17,842)	12,286
Equity in earnings of affiliate - Climate Control	—	—	—	(79)

Income (loss) from continuing operations	$(33,759)	$(3,772)	$(26,660)	$19,005

(1)	Gross profit (loss) by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components. Operating income (loss) by business segment represents gross profit (loss) by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses.
(2)	During the third quarter of 2015, a Turnaround was performed at our Pryor Facility. Following the completion of a Turnaround at our Pryor Facility we experienced unplanned downtime while restarting the plant that negatively impacted production, sales and operating results. During the first quarter of 2014, we recognized business interruption and property insurance recoveries totaling $28.0 million, of which approximately $22.9 million was recognized as a reduction to cost of sales. During the third quarter of 2014, a Turnaround was performed at our Cherokee Facility, which negatively impacted production, sales and operating results.

LSB Industries, Inc.

Financial Highlights

Three Months and Nine Months Ended September 30,

(3)	During the third quarter of 2015, our Chemical Business recognized an impairment charge of $39.7 million relating to our working interest in natural gas properties.
(4)	General corporate expenses consist of the following:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(In Thousands)
Selling, general and administrative:
Personnel costs	$(4,428)	$(2,134)	$(11,118)	$(6,478)
Fees and expenses relating to shareholders (A)	(113)	(230)	(4,447)	(4,692)
Professional fees	(1,556)	(1,185)	(4,387)	(3,333)
All other	(1,058)	(915)	(2,829)	(2,633)

Total selling, general and administrative	(7,155)	(4,464)	(22,781)	(17,136)
Other income	4	19	73	69
Other expense	(22)	(14)	(74)	(14)

Total general corporate expenses	$(7,173)	$(4,459)	$(22,782)	$(17,081)

(A)	These fees and expenses include costs associated with evaluating and analyzing proposals received from certain activist shareholders and dealing, negotiating and settling with those shareholders in order to avoid proxy contests.

(5)	During the three and nine months ended September 30, 2015, interest expense is net of capitalized interest of $8.3 million and $20.9 million, respectively. During the three and nine months ended September 30, 2014, interest expense is net of capitalized interest of $3.9 million and $9.2 million, respectively.

LSB Industries, Inc.

Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$23,958	$186,811
Restricted cash	—	365
Short-term investments	15,000	14,500
Accounts receivable, net	90,064	88,074
Inventories:
Finished goods	24,170	28,218
Work in progress	2,743	2,763
Raw materials	26,782	25,605

Total inventories	53,695	56,586
Supplies, prepaid items and other:
Prepaid insurance	2,611	13,752
Precious metals	14,398	12,838
Supplies	17,220	15,927
Prepaid and refundable income taxes	8,709	7,387
Other	4,175	5,438

Total supplies, prepaid items and other	47,113	55,342
Deferred income taxes	20,385	17,204

Total current assets	250,215	418,882

Property, plant and equipment, net	874,575	619,205

Other assets:
Noncurrent restricted cash and cash equivalents	—	45,969
Noncurrent restricted investments	—	25,000
Intangible and other, net	32,204	27,949

Total other assets	32,204	98,918

	$1,156,994	$1,137,005

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	September 30, 2015	December 31, 2014
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$110,950	$81,456
Short-term financing	1,204	11,955
Accrued and other liabilities	46,317	51,166
Current portion of long-term debt	23,849	10,680

Total current liabilities	182,320	155,257

Long-term debt	472,599	446,638

Noncurrent accrued and other liabilities	17,863	17,934

Deferred income taxes	73,182	83,128

Commitments and contingencies

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 27,131,724 shares issued (26,968,212 at December 31, 2014)	2,713	2,697
Capital in excess of par value	174,500	170,537
Retained earnings	259,191	286,188

	439,404	462,422
Less treasury stock, at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	411,030	434,048

	$1,156,994	$1,137,005

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliations

EBITDA is defined as net income plus interest expense, depreciation, and depletion of property plant and equipment, amortization of other assets, less interest included in amortization, impairment on natural gas properties, plus provision for income taxes plus loss from discontinued operations. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) or operating income (loss) to EBITDA for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in millions)
LSB Consolidated

Net income (loss)	$(33.8)	$(3.8)	$(26.7)	$19.0
Plus:
Interest expense	0.9	5.1	6.5	17.5
Depreciation and amortization	11.3	9.2	31.1	26.6
Impairment on natural gas properties	39.7	—	39.7	—
Provision (benefit) for income taxes	(22.0)	(2.4)	(17.8)	12.3

EBITDA	$(3.8)	$8.1	$32.8	$75.4

Climate Control Business

Operating income	$7.2	$8.5	$15.5	$17.4
Plus:
Equity in earnings	—	—	—	0.1
Depreciation and amortization	1.2	1.2	3.6	3.5

EBITDA	$8.4	$9.7	$19.1	$21.0

Chemical Business

Operating income (loss)	$(55.0)	$(5.6)	$(31.5)	$46.8
Plus:
Non-operating income	—	0.1	0.1	0.2
Depreciation and amortization	9.8	7.7	26.6	22.6
Impairment on natural gas properties	39.7	—	39.7	—

EBITDA	$(5.5)	$2.2	$34.9	$69.6

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted Operating Income (Loss), EBITDA, Net Income (Loss) Applicable to Common Stock and Diluted Earnings per Share

Adjusted operating income (loss), adjusted EBITDA, adjusted net income (loss) applicable to common stock and adjusted income (loss) per diluted share are reported to show the impact of the impairment on natural gas properties and non-recurring general corporate expense related to severance costs. We believe that the inclusion of supplementary adjustments to operating income, EBITDA, net income applicable to common stock and diluted income per common share, are appropriate to provide additional information to investors about certain unusual items. The following tables provide reconciliations of operating income, EBITDA, net income applicable to common stock and diluted income per common share excluding the impairment expense and severance costs.

	Three Months Ended September 30,
	2015	2014
	($ in millions)
LSB Consolidated

Operating loss	$(54.9)	$(1.2)
Less:
Impairment on natural gas properties	(39.7)	—
Severance costs	(2.2)	—

Adjusted operating loss	$(13.0)	$(1.2)

EBITDA	$(3.8)	$8.1
Less:
Severance costs	(2.2)	—

Adjusted EBITDA	$(1.6)	$8.1

Net loss applicable to common stock	$(33.8)	$(3.8)
Less:
Impairment on natural gas properties (net of tax)	(24.2)	—
Severance costs (net of tax)	(1.3)	—

Adjusted net loss applicable to common stock	$(8.3)	$(3.8)

Weighted-average common shares (in thousands)	22,799	22,596

Adjusted loss per diluted share	$(0.36)	$(0.17)

Chemical Business

Operating loss	$(55.0)	$(5.6)
Less:
Impairment on natural gas properties	(39.7)	—

Adjusted operating loss	$(15.3)	$(5.6)